Exhibit 10.6

PROMISSORY NOTE

$15,000,000.00	September 3, 2013
Nashville, Tennessee

FOR VALUE RECEIVED, the undersigned, J. ALEXANDER’S, LLC, a Tennessee limited liability company (“Borrower”), promises to pay to the order of PINNACLE BANK (“Lender”), in lawful currency of the United States of America, at its principal office in Nashville, Tennessee, or at such other place as the holder from time to time may designate in writing, the principal sum of FIFTEEN MILLION AND NO/100 ($15,000,000.00) DOLLARS, together with interest thereon computed on the unpaid principal balance from the date of disbursement hereunder at an annual rate equal to Two Hundred Fifty (250) basis points in excess of LIBOR (as hereinafter defined). As used herein, “LIBOR” shall mean the London Interbank Offered Rate for one (1) month as published in The Wall Street Journal, which is the British Bankers’ Association average of interbank offered rates for dollar deposits in the London market on the date of this instrument, or if such date is not a publication date, on the next preceding publication date; provided, however, in no event shall the interest payable hereunder be less than 3.25% per annum or be more than 6.25%. The interest rate shall be automatically adjusted on the tenth (10th) day of each month after execution hereof until the Maturity Date, as hereinafter defined, unless earlier accelerated, to the interest rate so calculated and in effect on such date, or the next preceding date for which the LIBOR rate is published, if no rate is published on such date. The initial interest rate shall be 3.25%.

Interest shall be calculated on the basis of a three hundred sixty (360) day year. Principal and interest shall be payable as follows:

(a) Commencing on October 3, 2013 and for the next eight-two (82) months, principal payments of $138,888.88 plus interest shall be due and payable.

(b) The entire unpaid principal and all accrued interest and other charges shall be due and payable on September 3, 2020 (the “Maturity Date”).

The indebtedness evidenced hereby is secured by the Collateral described in that certain Loan Agreement (the “Loan Agreement”) of even date herewith by and between Borrower and Lender.

The whole of the principal sum and, to the extent permitted by law, any accrued interest, shall bear, after default or maturity, interest at the lesser of (i) the highest lawful rate then in effect pursuant to applicable law, or (ii) the rate that is four percentage points (4%) in excess of the LIBOR, as it varies from time to time.

Sums shall be advanced hereunder subject to, and in accordance with, the conditions and other requirements contained in the Loan Agreement.

Principal under this Note may be prepaid at any time without premium or other prepayment charge.

Upon the occurrence of an Event of Default (as defined in the Loan Agreement), then at the election of the legal holder hereof, at any time thereafter made and without demand or notice, the owner and holder of this Note shall have the right to declare all sums unpaid hereon at once due and payable. In the event of such Event of Default, and the same is placed in the hands of an attorney for collection, or a suit is filed hereon, or if the proceedings are held in bankruptcy, receivership, or the reorganization of Borrower, or any guarantor or surety of Borrower, or other legal or judicial proceedings for the collection hereof, Borrower agrees to pay in addition to the owner and holder of this Note, all costs of collection, including reasonable attorneys’ fees.

Borrower expressly waives presentment for payment, notice of nonpayment, protest, notice of protest, bringing of suit, and diligence in taking any action to claim the amounts owing hereunder and is and shall be jointly and severally, directly and primarily, liable for the amount of all sums owing and to be owing hereon and agrees that this Note, or any payment hereunder, may be extended from time to time without affecting such liability.

During the existence of an Event of Default, Lender or other owner and holder hereof is expressly authorized to apply all payments made on this Note to the payment of such part of any delinquency as it may elect.

The remedies of the Lender as provided herein, in the Loan Agreement or the Security Instruments, or any other instruments evidencing or securing this Note, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of the Lender, and may be exercised as often as occasion therefore shall arise. No act or omission of the Lender, including specifically any failure to exercise any right, remedy, or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by the Lender and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event. Notwithstanding anything herein to the contrary, in no event shall interest payable hereunder be in excess of the maximum rate allowed by applicable law. In the event any sums payable hereunder are determined to be in excess of the maximum allowable rate, amounts in excess of such maximum rate shall be deemed payments of principal.

Time is of the essence of this Note. Where used herein, the singular shall refer to the plural, the plural to the singular, and the masculine and feminine shall refer to any gender. If Borrower is composed of more than one person or entity, “Borrower” as used herein shall refer to any and all persons or entities constituting Borrower, as the circumstances may require.

This Note shall be governed by and construed under the laws of the State of Tennessee, except as such may be pre empted by applicable law or regulation of the United States of America governing the charging or receiving of interest.

The provisions hereof shall be binding upon the parties, their successors and assigns. The provisions hereof are severable such that the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the remaining provisions.

IN WITNESS WHEREOF, this instrument has been executed on the day and year first above written.

BORROWER:

J. ALEXANDER’S, LLC a Tennessee limited liability company

By:	/s/ Mark A. Parkey
Mark A. Parkey
Vice President and Chief Financial Officer

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